Exhibit 10.19
PRIVATE AND CONFIDENTIAL
Glenn Murphy
[Address]
[*]

[date]
31 January 2023
Dear Glenn,
Letter of appointment
Each of Rainbow Capital Group Limited (“Rainbow Capital”) and Rainbow UK Bidco Limited (the "Company") are pleased to ask you to undertake the post of director and chairman of the board of directors (the "Board") of the Company. The purpose of this letter is to set out the main terms of your appointment.
By accepting this appointment, you agree that this letter is a contract for services and is not a contract of employment, and you confirm that you are not subject to any restrictions which prevent you from holding office as a director.
1APPOINTMENT
1.1Rainbow Capital has agreed to appoint you, pursuant to article 18.2 of the articles of association of the Company with effect from the date of this letter, as a director and the chairman of the Company.
1.2Your appointment is subject to the Company’s articles of association, as amended from time to time (Articles). Nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company.
1.3Continuation of your appointment is contingent on your continued satisfactory performance and any relevant statutory provisions relating to removal of a director. If you are retired from office under the Articles, your appointment shall terminate automatically, with immediate effect and without compensation.
1.4You may be required to serve on one or more Board committees. You will be provided with the relevant terms of reference on your appointment to such a committee. Any such appointment will be covered in a separate communication.
1.5Notwithstanding paragraph 1.1 to paragraph 1.4, the Company may terminate your appointment with immediate effect if you have:
1.5.1committed a material breach of your obligations under this letter;
1.5.2committed any serious or repeated breach or non-observance of your obligations to the Company (which includes an obligation not to breach your statutory, fiduciary or common-law duties);
1.5.3been guilty of any fraud or dishonesty or acted in any manner which, in the Company's opinion, brings or is likely to bring you or the Company into disrepute or is materially adverse to the Company’s interests;
1.5.4been convicted of an arrestable criminal offence other than a road traffic offence for which a fine or non-custodial penalty is imposed;
1.5.5been declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the County Court Act 1984;
1.5.6been disqualified from acting as a director; or

1.5.7not complied with the Company’s policies and procedures, including in relation to anti-corruption and bribery.
1.6On termination of your appointment, you shall, at the Company’s request, resign from your office as the chairman of the Company and any offices you hold in the Company or its affiliates and subsidiaries (the “Wella Group”).
2TIME COMMITMENT
2.1You will be expected to devote such time as is necessary for the proper performance of your duties, which include attending Board meetings (of which there will be at least 4 per year) and other related Board matters, consider all relevant papers before each Board meeting and meeting with and giving advice to the CEO and other executive directors as required. Overall we anticipate that you will spend a minimum of 1 day a week on the performance of your duties for the Company. Unless urgent and unavoidable circumstances prevent you from doing so, it is expected that you will attend each Board meeting.
2.2The nature of the role makes it impossible to be specific about the maximum time commitment. You may be required to devote additional time to the Wella Group in respect of preparation time and ad hoc matters which may arise and particularly when the Company is undergoing a period of increased activity. At certain times it may be necessary to convene additional Board, committee or shareholder meetings.
2.3By accepting this appointment, you confirm that, taking into account all of your other commitments, you are able to allocate sufficient time to the Company to discharge your responsibilities effectively.
3ROLE AND DUTIES
3.1The Board as a whole is collectively responsible for the success of the Company and its affiliates and subsidiaries within the Wella Group. The Board’s role is to:
3.1.1promote the long-term sustainable success of the Company, generating value for shareholders and contributing to wider society;
3.1.2establish the Company's purpose, values and strategy and satisfy itself that these and its culture are aligned;
3.1.3act with integrity, lead by example and promote the desired culture;
3.1.4ensure that the necessary resources are in place for the Company to meet its objectives and measure performance against them;
3.1.5establish a framework of prudent and effective controls, which enable risk to be assessed and managed;
3.1.6ensure effective engagement with, and encourage participation from shareholders and stakeholders; and
3.1.7ensure that workforce policies and practices are consistent with the Company’s values and support its long-term sustainable success.
3.2You shall have the same general legal responsibilities to the Company as any other director. You are expected to perform your duties (whether statutory, fiduciary or common law) faithfully, diligently and to a standard commensurate with the functions of your role and your knowledge, skills and experience.
3.3You shall exercise your powers in your role as a director having regard to relevant obligations under prevailing law and regulation, including the Companies Act 2006.
3.4You shall have particular regard to the general duties of directors in Part 10 of the Companies Act 2006, including the duty to promote the success of the Company under which all directors must act in the way they consider, in good faith, would be most likely to promote the success of the Company for the benefit of its members as a whole. In doing so, as a director, you must have regard (among other matters) to:
3.4.1the likely consequences of any decision in the long term;
3.4.2the interests of the Company’s employees;

3.4.3the need to foster the Company’s business relationships with suppliers, customers and others;
3.4.4the impact of the Company’s operations on the community and the environment;
3.4.5the desirability of the Company maintaining a reputation for high standards of business conduct; and
3.4.6the need to act fairly as between the members of the Company.
3.5In your role as a director, you shall also be required to:
3.5.1constructively challenge and help develop proposals on strategy;
3.5.2satisfy yourself on the integrity of financial information and that financial controls and systems of risk management are robust and defensible;
3.5.3devote time to developing and refreshing your knowledge and skills;
3.5.4uphold high standards of integrity and probity and support the executive directors in instilling the appropriate culture, values and behaviours in the boardroom and beyond;
3.5.5insist on receiving high-quality information sufficiently in advance of Board meetings;
3.5.6take into account the views of shareholders and other stakeholders where appropriate;
3.5.7make sufficient time available to discharge your responsibilities effectively;
3.5.8exercise relevant powers under, and abide by, the Articles;
3.5.9disclose the nature and extent of any direct or indirect interest you may have in any matter being considered at a Board or committee meeting and, except as permitted under the Articles you will not vote on any resolution of the Board, or of one of its committees, on any matter where you have any direct or indirect interest;
3.5.10immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any employee or other director of the Company of which you become aware to the Chief Compliance Officer of the Wella Group;
3.5.11exercise your powers as a director in accordance with the Company’s policies and procedures; and
3.5.12not do anything that would cause you to be disqualified from acting as a director.
3.6Unless the Board specifically authorises you to do so, you shall not enter into any legal or other commitment or contract on behalf of the Company.
3.7You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary to enable you to discharge your responsibilities as a director.
4FEES AND EXPENSES
4.1You shall be paid an annual fee of USD 200,000 gross, which shall be paid in equal instalments monthly in arrear after deduction of any taxes and other amounts that are required by law. This fee covers all duties, including service on any Board committee or Company subsidiary.
4.2The Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing the duties of your office, including travel for board meetings. A copy of the Wella Travel and Expenses Policy will be provided to you in due course.
4.3On termination of your appointment, you shall only be entitled to such fees as may have accrued to the date of termination, together with reimbursement in the normal way of any expenses properly incurred before that date.

5MANAGEMENT EQUITY PARTICIPATION
Summary
5.1In addition to the director fee payment set out in paragraph 4.1, it has been agreed that you will be invited to invest USD 6,000,000 in aggregate in the equity of one of the holding companies of the Wella Group, Rainbow Capital, which will comprise of three tranches:
5.1.1tranche 1: USD 2,000,000, on substantially the same economic terms offered to certain managers of the Wella Group. Your investment will comprise:
(a)an investment in B preference shares (which carry an 8% coupon) and ordinary shares, with your investment in ordinary shares match-funded by the Wella Group; and
(b)a grant of restricted stock units (“RSUs”) which will provide you with a right to acquire ordinary shares for its nominal value upon satisfaction of certain time vesting and liquidity event requirements,
(together, “Management Equity”);
5.1.2tranche 2: up to an additional USD 2,000,000, on the same economic terms as funds and separately managed accounts advised and/or managed by KKR (“KKR Funds”).
Your investment will comprise an investment in the same ratio of B preference shares and ordinary shares as held by KKR Funds and Coty. You will be able to make the investment in one more sub-tranches (the aggregate of all sub-tranches not to exceed USD 2,000,000) within the 12 month period commencing from the date of this letter, and each sub-tranche shall be acquired at KKR Fund’s then current internal valuation (which, as at the date of this letter, is 1.5x multiple of money) (“Pari Passu Equity”); and
5.1.3tranche 3: a further additional USD 2,000,000, which will pay out as if such equity is deemed to be Pari Passu Equity and/or Management Equity pursuant to the relevant hurdle achieved at the time of exit as further described in Annex A (“Hurdle Equity").
5.2The precise structuring of your equity remains subject to legal and tax analysis.
Voting rights on Pari Passu Equity
5.3None of the B preference shares and ordinary shares have voting rights, other than the class of ordinary shares held by KKR Funds (which form part of your Pari Passu Equity) which do have voting rights. Accordingly, where you are required to vote as a holder of such ordinary shares, you will agree to vote in accordance with the directions of KKR Funds.
Funding of equity
5.4An appropriate member of the Wella Group will make a loan to you in order to provide the funds for you to subscribe for your Management Equity (other than the ordinary shares match-funded by the Wella Group and the RSUs). This loan will bear a floating rate of interest at the Canada Revenue Agency official rate from time to time (which, as at the date of this letter, is 4%) and such interest shall be cash-paid by you each year. The loan will be made on a full recourse basis. The loan will be repayable upon on the earliest of (a) an exit, (b) your Management Equity being repurchased pursuant to the leaver provisions described below, (c) 10 years from the date of the loan agreement, and (d) the date on which the continued existence of the loan would cause a violation of the Sarbanes-Oxley Act of 2002.
5.5The RSUs which form part of your Management Equity will be granted to you at nil cost.
5.6Your Pari Passu Equity and Hurdle Equity will be self-funded by you in cash.
Leaver provisions and vesting relating to your equity
5.7If you cease to be the chairman of the Company, Rainbow Capital will have a call option, exercisable for 12 months from the cessation of your role, to acquire up to 100% of your equity. The price payable will depend on whether you are a Good Leaver or a Bad Leaver (each as defined below), and in the case of a Good Leaver, whether your equity is vested or unvested (as described below) and further, whether you breach any non-competition or non-solicit covenants:

5.7.1you will be a “Good Leaver" if your role ceases due to (a) death, (b) permanent ill health or disability, or (c) termination by the Company other than for cause; if you are a Good Leaver and have not breached any non-competition or non-solicit covenants, you will receive the higher of fair market value and cost for your vested equity and cost for your unvested equity; and
5.7.2you will be a “Bad Leaver" if your role ceases and you are not a Good Leaver or if you become the subject to bankruptcy proceedings; if you are a Bad Leaver you will receive the lower of cost and fair market value for all of your equity, both vested and unvested, in each case, other than for your ordinary shares that have been match-funded by the Wella Group, for which you will receive nil consideration.
5.8Your equity (other than the RSUs) will vest as to 25% on each anniversary of the date of issue until and including the fourth anniversary, will be deemed fully vested on an exit and will cease to vest on the cessation of your role.
5.9For purposes of the above, (a) “cost” shall mean the subscription cost of your equity, plus all interest accrued or paid on your loan; and (b) fair market value shall be determined in good faith by the Board in accordance with the requirements applicable to the management equity plan applicable to the managers of the Wella Group.
Vesting relating to your RSUs
5.10In order to provide a very attractive potential return, RSUs granted to you as part of your Management Equity will provide you with a right to acquire ordinary shares upon vesting.
5.11These RSUs will vest upon the satisfaction of both a time vesting condition and a liquidity event vesting condition. The time vesting condition will be satisfied with respect to 20% of the RSUs on each anniversary of the grant date, in each case subject to your continued engagement on the applicable vesting date. The liquidity event vesting condition will be satisfied upon the first to occur of an IPO or sale (or on a pro rata basis on a change of control transaction based on the percentage of ordinary shares sold in a drag or tag sale, as applicable). Accordingly, upon the occurrence of a liquidity event, only that portion of the total number of RSUs (or of the applicable pro rata portion thereof if the liquidity event is a change of control transaction) that has satisfied the time vesting condition on or prior to the liquidity event will vest upon the occurrence of the liquidity event, with the remaining unvested RSUs continuing to vest over the balance of the five-year vesting period. Those RSUs for which the liquidity event condition was not satisfied in connection with a change of control transaction will remain unvested until they satisfy the liquidity event condition upon a subsequent liquidity event.
5.12In the event your engagement ends before the date on which both the time vesting condition and the liquidity event vesting condition have been satisfied, all RSUs that have not satisfied both such conditions before the date of termination are forfeited (other than in the case of a good leaver termination that occurs prior to the satisfaction of the liquidity event vesting condition, in which case the liquidity event condition will be waived upon such termination and the RSUs that have then satisfied the time vesting condition will become vested on such termination). For the avoidance of doubt, if your engagement terminates other than in a good leaver termination, all of your RSUs will be forfeited, even if 100% of such RSUs had previously satisfied the time vesting condition.
Accession to shareholders agreement
5.13You will be required to accede to, and the above leaver terms will be set out more fully in, a shareholders agreement in respect of such equity by way of a deed of adherence (as well as a loan agreement, subscription and payment direction agreement and any other documentation required to govern the equity you receive). The terms of such definitive agreements shall take precedence over the summary set out above.
6OUTSIDE INTERESTS
6.1It is accepted and acknowledged that you have existing commitments and business interests other than those of the Company, and that these have been declared as follows:

/s/

[]1
6.2You must inform the Board and the company secretary in advance of any changes to these commitments. In certain circumstances, you may have to seek the Board’s agreement before accepting further commitments which either might give rise to a conflict of interest or a conflict with any of your duties to the Company, or which might impact on the time that you are able to devote to your role at the Company.
6.3If you become aware of any further potential or actual conflicts of interest, these should be disclosed to the Board and company secretary as soon as you become aware of them and again you may have to seek the agreement of the Board.
7CONFIDENTIALITY
7.1You acknowledge that all information acquired during your appointment is confidential to the Company and should not be released, communicated or disclosed to third parties or used for any reason other than in the interests of the Company, either during your appointment or following termination (by whatever means), without prior clearance from the Board). This restriction shall cease to apply to any confidential information which may (other than by reason of your breach) become available to the public generally.
7.2You acknowledge the need to hold and retain Company information (in whatever format you may receive it) under appropriately secure conditions.
7.3Nothing in this paragraph 7 shall prevent you from disclosing information which you are entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act and you have complied with the Company’s policy from time to time in force regarding such disclosures.
8INSURANCE
The Company has directors’ and officers’ liability insurance and it intends to maintain such cover for the full term of your appointment. A copy of the policy document is available from the company secretary.
9RETURN OF PROPERTY
On termination of your appointment with the Company however arising, or at any time at the Board’s request, you shall immediately return to the Company all documents, records, papers or other property belonging to the Company or any other member of the Wella Group which may be in your possession or under your control, and which relate in any way to the Company’s or a member of the Wella Group’s business affairs and you shall not retain any copies thereof.
10MORAL RIGHTS
You hereby irrevocably waive any moral rights in all works prepared by you, in the provision of your services to the Company, to which you are now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agree not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such works or other materials, infringes your moral rights.

1 Note: GM to complete

11RESTRICTIVE COVENANTS
By countersignature of this letter and in consideration for the fees payable to you under the terms of this letter, you agree that, in order to protect the confidential information, trade secrets and business connections of the Company and each company in the Wella Group to which you have access as a result of your appointment, you will not (without the previous consent in writing of the Company), at any time during your appointment, whether as principal or agent and whether alone or jointly with, or as a director, manager, partner, shareholder, employee consultant of, any other person, carry on or be engaged, concerned or interested in any business which is similar to or which is (or intends to be) in competition with any business being carried on by the Company or other member of the Wella Group, nor will you, during your appointment and for the period of 12 months immediately after the termination of your appointment, approach senior employees of any member of the Wella Group with a view to employment or provision of services in competitive businesses.
12DATA PROTECTION
12.1The Company will collect and process information relating to you in accordance with the privacy notice, which is on the intranet. By signing this letter, you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data.
12.2You consent to the Company making such information available to any member of the Wella Group, those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, governmental or quasi-governmental organisations and potential direct or indirect purchasers of the Company. You also consent to the transfer of such information outside the European Economic Area (including to the US) in order for the Company to further its business interests and/or to comply with its obligations.
12.3When handling personal data in connection with your appointment by the Company on the terms of this letter, you shall comply with the Company’s data privacy policies and procedures.
12.4All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company’s IT or communications systems or Company property will be treated by the Company as work-related and the Company’s IT systems and network are provided for your use in undertaking your duties. You agree that the Company may intercept, record and monitor all such communications made by you and your use of the Company's IT systems and network without further notice. Accordingly, you should not regard any such communications or use as being private and matters which are private should be conducted by you outside of your working hours, away from the Company’s premises and without use of the Company’s communications and IT hardware, software, systems and networks.
12.5The interception, recording and monitoring of communications is intended to protect the Company's business interests, for example, but without limitation, for the purposes of quality control, security of communication and IT systems, protection of the Company’s confidential information and legitimate business interests, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements. You agree that intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.
13THIRD PARTY RIGHTS
The provisions of this letter will be enforceable by Kohlberg Kravis Roberts & Co. L.P. and/or its affiliates (“KKR”) in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999 as if it were a party to it. No one other than you, the Company and KKR shall have any rights to enforce the terms of this letter.
14ENTIRE AGREEMENT
14.1This letter and any document referred to in it constitutes the entire terms and conditions of your appointment and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between you and the Company, whether written or oral, relating to its subject matter.
14.2You agree that you shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this letter and you shall not have any claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this letter.
15VARIATION
No variation of this letter shall be effective unless it is in writing and signed by you and the Company (or respective authorised representatives).
16GOVERNING LAW AND JURISDICTION
Your appointment with the Company and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales and you and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this appointment or its subject matter or formation.
Please indicate your acceptance of these terms by signing and returning the attached copy of this letter to Herminie Simonetta [*].

Yours sincerely

/s/ Justin Lewis-Oakes
Justin Lewis-Oakes
For and on behalf of Rainbow UK Bidco Limited

/s/ Justin Lewis-Oakes
Justin Lewis-Oakes
For and on behalf of Rainbow Capital Group Limited

I confirm and agree to the above terms of my appointment as a director and the chairman of Rainbow UK Bidco Limited as set out in this letter.
Signed on 31 January 2023          by Glenn Murphy

/s/ Glenn Murphy

Glenn Murphy

Annex A
Hurdle Equity Terms
Your Hurdle Equity will be paid out in accordance with the following economic terms depending on the multiple of money (“MoM”) achieved by KKR Funds at the time of exit:

MoM achieved	Proportion of return on your Hurdle Equity which will be paid out on the same economic terms as your:
	Pari Passu Equity	Management Equity
At below 2.50x MoM	100%	0% (nil)
At 2.50x MoM	75%	25%
At 2.75x MoM	50%	50%
At 3.00x MoM	25%	75%
At and above 3.25x MoM	0% (nil)	100%

Appendix
Illustrative returns on equity participation
The following returns presented below are provided for illustrative purposes only and are subject to rounding and any underlying exchange rates applied. Actual returns may vary. No representation or warranty, express or implied, is hereby given in respect of the accuracy or completeness of the returns presented below. No liability is accepted by Rainbow Capital, the Company, KKR, KKR Funds or any of their officers, employees, partners, shareholders, members, agents or representatives for any direct or indirect loss or damage resulting from reliance place on this information.

	Overall Returns (MoM)
($ in millions)		1.00x	1.25x	1.50x	1.75x	2.00x	2.25x	2.50x	2.75x	3.00x	3.25x	3.50x	3.75x	4.00x

$2mm loan in Management Equity	$2.0	($0.6)	$0.2	$3.1	$8.3	$13.5	$18.7	$23.9	$29.1	$34.3	$39.5	$44.7	$49.9	$55.1
$2mm cash self funded in Hurdle Equity	$2.0	$1.3	$1.7	$2.0	$2.3	$2.7	$3.0	$9.1	$17.5	$28.5	$41.8	$47.0	$52.3	$57.5
$2mm cash self funded in Pari Passu Equity	$2.0	$1.3	$1.7	$2.0	$2.3	$2.7	$3.0	$3.3	$3.7	$4.0	$4.3	$4.7	$5.0	$5.3
$4mm cash self funded + $2mm loan funded	$6.0	$2.1	$3.5	$7.1	$12.9	$18.8	$24.7	$36.3	$50.3	$66.8	$85.7	$96.4	$107.2	$117.9